Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated April 30, 2024, with respect to the consolidated financial statements of Nutriband Inc. for the years ended January 31, 2024, and 2023, in this Post-Effective Registration Statement on Form S-1 relating to the registration of Warrants to Purchase 959,005 shares of Common Stock. We also consent to the reference to our firm under the caption “Experts” in this Post-Effective Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

July 22, 2024